FEDERAL HOME LOAN BANK OF ATLANTA


June 2, 1995

Mr. Larry Dillon, President
Citizens and Farmers Bank
P.O. Box 391
West Point, Virginia  23181-0391

Dear Mr. Dillon:

I am pleased to confirm that the Bank has established a Credit Availability for Citizens and Farmers Bank. The Credit Availability for Citizens and Farmers is $20 million. Generally, under Credit Availability, Citizens and Farmers will be able to access most of the Bank's credit products by simply completing an application draw request form, like the one enclosed.

The Credit Availability is established to let you know, up front, what your borrowing capacity is. You may request additional funding or an increase to your Credit Availability by calling your credit analyst and the Bank's Credit Committee will review and act upon your request.

The Credit Availability is based on Citizens and Farmers' present financial and operating conditions and may be revised if the Bank determines there is a change in these conditions. The ability to draw funds will be subject to Citizens and Farmers' continued creditworthiness, compliance with the terms and conditions of the application/draw request form, and the pledging of sufficient eligible collateral to secure advances. Additionally, you are asked to consult with your credit analyst prior to requesting any significant advance draw (i.e., an advance in excess of 5% of the institution's total assets).

If you have any questions about this new Credit Availability or about our products and services, please do not hesitate to call me at 1-800-780-0161. We look forward to assisting you with your funding needs.

                                   Sincerely,


                                   /s/ Randy B. Gonzalez
                                   Randy B. Gonzalez
                                   Vice President and
                                   Director of Credit Administration

Federal Home Loan Bank of Atlanta
P. O. Box 105565
Atlanta, GA  30348


                             CONFIRMATION OF ADVANCE


Citizens and Farmers Bank                            #8-121-600
Attn:  Sandy Fryer
P. O. Box 391                                Posted             Effective
West Point, VA  23181-0391                   12/31/96           12/31/96

                                TRANSACTION TYPE

                                    NEW MONEY

                                TRANSACTION TERMS

The Federal Home Loan Bank of Atlanta demand deposit account above has been credited for the following transaction:

            Advance number              3
            New Money Amount            $3,500,000.00
            Index                       FHLB/Atlanta Overnight Deposit Rate
            Spread                      0.25%
            Maturity Date               9/24/97
            Credit Plan                 Daily Rate Credit

            Interest rate adjusts daily based on Index and Spread.



Note: Please notify Credit Services within two (2) business days if there are any discrepancies.

Federal Home Loan Bank of America
P. O. Box 105565
Atlanta, GA  30348

                            TRANSACTION CONFIRMATION

Citizens and Farmers Bank                                   #8-121-600
ATTN:  Sandy Fryer
P. O. Box 391                                          Posted       Effective
West Point, VA  23181-0391                             02/04/97      02/04/97


                                TRANSACTION TYPE

                                    Repayment


                                TRANSACTION TERMS


The Federal Home Loan Bank of Atlanta demand deposit account shown above has been debited accordingly:

            Advance Number                          0003
            Principal Repayment                     $2,500,000.00
            Interest Collected                      $1,164.58
            Total Principal & Interest              $2,501,164.58


Note: Please notify Credit Services within two (2) business days if there are any discrepancies.